FLEXIBLE PREMIUM VARIABLE LIFE
                           INSURANCE CONTRACT

  Glenbrook Life and Annuity Company, A Stock Company, Home Office:
               Allstate Plaza, Northbrook, Illinois  60062
                          (800) 755 - 5275

This contract is issued in consideration of your application and the receipt of your initial premium. Glenbrook Life and Annuity Company will pay the benefits of this contract, subject to its terms and conditions.

Throughout this contract, "you" and "your" refer to the contract owner(s), who may be someone other than the insured. "We", "us" and "our" refer to Glenbrook Life and Annuity Company.

This flexible premium variable life insurance contract provides a death benefit payable to the beneficiary if the insured dies while this contract is in force.

The death benefit and other values provided by this contract are based on the investment experience of the variable account, the fixed account earnings, and other flexible factors. These values may vary based on investment and earnings experience and are not guaranteed as to a fixed dollar amount.

This contract does not pay dividends.


PLEASE READ YOUR CONTRACT CAREFULLY.

This is a legal contract between the contract owner(s) and Glenbrook Life and Annuity Company.

Return Privilege
If you are not satisfied with this contract for any reason, you may return it to us or our agent within 30 days after you receive it. We will refund any premiums allocated to the variable account, adjusted to reflect investment gain or loss from the date of allocation to the date of cancellation, in addition to any premium allocated to the fixed account.


/s/Michael J. Velotta                                  /s/Louis G. Lower, II
Michael J. Velotta                                      Louis G. Lower, II
    Secretary                                        Chief Executive Officer




                Flexible Premium Variable Life Insurance Contract
                          Proceeds Payable at Death
                               Non-Participating




KLUxx

TABLE OF CONTENTS


CONTRACT DATA:....................................................................................................3

     *   Table of Guaranteed Contract Values

DEFINITIONS:......................................................................................................4

GENERAL PROVISIONS:...............................................................................................5

CONTRACT VALUES:..................................................................................................8

LOAN VALUES:.....................................................................................................12

WITHDRAWAL BENEFITS:.............................................................................................13

PAYMENT OF PROCEEDS:.............................................................................................14

INCOME PAYMENT TABLES:...........................................................................................15


CONTRACT DATA


OWNER(S):..................................................................................................John Doe
 ...........................................................................................................Jane Doe

PRIMARY INSURED:...........................................................................................John Doe
     Age:........................................................................................................18
     Sex:......................................................................................................Male
     Rating Classification:................................................................................Standard

CONTRACT NUMBER:.........................................................................................0123456789

CONTRACT DATE:.....................................................................................January 01, 1997

GUARANTEE PERIOD:..........................................................................................Lifetime

GUARANTEE PERIOD EXPIRATION DATE:..............................................................................None



                              SCHEDULE OF BENEFITS

                                                                                         Specified
Base Coverage                                                                               Amount                 Maturity Date

Flexible Premium Variable Life Insurance                                               $100,000.00                  None
Death Benefit Option 1

                                                                                           Benefit
Additional Benefits Selected                                                                Amount                Expiration Date

Primary Insured Term Rider                                                             $300,000.00                None

Accidental Death Benefit Rider                                                         $100,000.00                January 01, 2044

Children's Level Term Rider                                                             $10,000.00                January 01, 2044

Waiver of Monthly Deduction Rider                                                                                 January 01, 2039

Additional Insured Rider (AIR)                                                         $100,000.00                None
          Name:.............................................Jane Doe
          Age:....................................................18
          Sex:................................................Female
          Rating Classification:............................Standard

Accidental Death Benefit Rider - AIR                                                   $100,000.00                 January 01, 2044





                                               SCHEDULE OF PREMIUMS
TARGET PREMIUM:.............................................................................................$600.00

MINIMUM ANNUAL PREMIUM:...................................................................................$1,200.00

GUARANTEE PERIOD PREMIUM:.................................................................................$1,800.00

INITIAL REQUIRED PREMIUM - (Quarterly):.....................................................................$300.00

PLANNED PREMIUM AMOUNT - (Quarterly):.......................................................................$450.00


                                           VARIABLE ACCOUNT INFORMATION



VARIABLE ACCOUNT:...................................................Glenbrook Life Variable Life Separate Account B

ALLOCATION OF PREMIUMS:
                                                                                                  Allocated

                           Variable Sub-accounts                                                  Amount (%)
                           VIS Dividend Growth                                                            7%
                           VIS European Growth                                                            7%
                           VIS Quality Income Plus                                                        7%
                           VIS Utilities                                                                  6%
                           VIF Growth and Income                                                          7%
                           VIF Money Market                                                               7%
                           The Dreyfus Socially Responsible Growth Fund, Inc.                             7%
                           VIF Small Company Stock                                                        6%
                           VIP II Contrafund                                                              7%
                           VIP Growth                                                                     7%
                           VIP High Income                                                                6%
                           MFS Emerging Growth Series                                                     7%
                           MFS Limited Maturity Series                                                    6%
                           American Century VP Balanced                                                   7%
                           American Century VP International                                              6%

MINIMUM WITHDRAWAL AMOUNT:....................................................................................$0.00

MINIMUM TRANSFER AMOUNT:......................................................................................$0.00


                                            GENERAL ACCOUNT INFORMATION


FIXED ACCOUNT - MINIMUM GUARANTEED INTEREST RATE:.............................................................3.00%

LOAN CREDITED RATE:...........................................................................................4.00%

MAXIMUM LOAN INTEREST RATE (YEARS 1-10):......................................................................5.00%
                           (YEARS 11+):.......................................................................4.25%







                                          EXPENSE DEDUCTIONS AND CHARGES


MORTALITY AND EXPENSE RISK ANNUAL RATE:.......................................................................0.60%

MONTHLY ADMINISTRATIVE EXPENSE CHARGE (YEAR 1):............................................................. $20.00
                                                                                                   (YEARS 2+):$7.50

PREMIUM EXPENSE CHARGE:.......................................................................................4.00%

PARTIAL WITHDRAWAL SERVICE FEE:...................................................................the lesser of $25 or 2% of the amount withdrawn


                                           SCHEDULE OF SURRENDER CHARGES

                                       A PERCENTAGE OF THE LESSER AMOUNT OF
                                     TOTAL PREMIUMS PAID OR THE TARGET PREMIUM

                                                     Contract                           Surrender
                                                     Year                               Charge
                                                     1 - 7                             30.00%
                                                       8                                27.00%
                                                       9                                24.00%
                                                      10                                20.00%
                                                      11                                16.00%
                                                      12                                12.00%
                                                      13                                 8.00%
                                                      14                                 4.00%
                                                      15                                 0.00%



                                              BENEFICIARY INFORMATION


                                  RELATIONSHIP
BENEFICIARY                                                   TO INSURED                                 PERCENTAGE

Jack Doe                                                      Son                                         100%

                                  RELATIONSHIP
CONTINGENT BENEFICIARY                                        TO INSURED                                  PERCENTAGE

Nancy Doe                                                     Sister                                      100%






---------------------------------------------------------------------------------------------------------------------------------
 TABLE OF GUARANTEED CONTRACT VALUES
--------------------------------------------------------------------------------------------------------------------------------
                                             Maximum Annual        Primary         Accidental       Children's         Waiver of
                                  Death          Cost of           Insured           Death             Level            Monthly
   Contract        Attained      Benefit        Insurance        Term Rider         Benefit         Term Rider        Deductions
      Year            Age         Ratio         per $1000         per $1000         per $1000        per $1000         per $1000
       1              18           2.50           $1.63             $1.63            $0.68             $6.00             $0.13
       2              19           2.50           $1.67             $1.67            $0.68             $6.00             $0.13
       3              20           2.50           $1.68             $1.68            $0.69             $6.00             $0.13
       4              21           2.50           $1.66             $1.66            $0.71             $6.00             $0.13
       5              22           2.50           $1.63             $1.63             $0.73            $6.00             $0.13
       6              23           2.50           $1.59             $1.59            $0.75             $6.00             $0.13
       7              24           2.50           $1.55             $1.55            $0.76             $6.00             $0.13
       8              25           2.50           $1.50             $1.50            $0.76             $6.00             $0.13
       9              26           2.50           $1.47             $1.47            $0.74             $6.00             $0.13
      10              27           2.50           $1.45             $1.45             $0.72            $6.00             $0.13
      11              28           2.50           $1.44             $1.44            $0.71             $6.00             $0.13
      12              29           2.50           $1.44             $1.44            $0.70             $6.00             $0.13
      13              30           2.50           $1.45             $1.45            $0.70             $6.00             $0.13
      14              31           2.50           $1.48             $1.48            $0.70             $6.00             $0.13
      15              32           2.50           $1.52             $1.52             $0.71            $6.00             $0.15
      16              33           2.50           $1.58             $1.58            $0.71             $6.00             $0.15
      17              34           2.50           $1.65             $1.65            $0.72             $6.00             $0.16
      18              35           2.50           $1.73             $1.73            $0.73             $6.00             $0.16
      19              36           2.50           $1.82             $1.82            $0.74             $6.00             $0.17
      20              37           2.50           $1.94             $1.94             $0.75            $6.00             $0.18
      21              38           2.50           $2.07             $2.07            $0.76             $6.00             $0.19
      22              39           2.50           $2.21             $2.21            $0.77             $6.00             $0.20
      23              40           2.50           $2.39             $2.39            $0.78             $6.00             $0.21
      24              41           2.43           $2.57             $2.57            $0.79             $6.00             $0.25
      25              42           2.36           $2.76             $2.76             $0.80            $6.00             $0.27
      26              43           2.29           $2.97             $2.97            $0.81             $6.00             $0.31
      27              44           2.22           $3.20             $3.20            $0.82             $6.00             $0.34
      28              45           2.15           $3.46             $3.46            $0.84             $6.00             $0.37
      28              46           2.09           $3.74             $3.74            $0.85             $6.00             $0.43
      30              47           2.03           $4.05             $4.05             $0.87            $6.00             $0.49
      31              48           1.97           $4.38             $4.38            $0.89             $6.00             $0.56
      32              49           1.91           $4.74             $4.74            $0.91             $6.00             $0.64
      33              50           1.85           $5.16             $5.16            $0.93             $6.00             $0.72
      34              51           1.78           $5.63             $5.63            $0.96             $6.00             $0.90
      35              52           1.71           $6.18             $6.18             $0.98            $6.00             $1.14
      36              53           1.64           $6.81             $6.81            $1.01             $6.00             $1.44
      37              54           1.57           $7.51             $7.51            $1.04             $6.00             $1.80
      38              55           1.50           $8.29             $8.29            $1.07             $6.00             $2.23
      39              56           1.46           $9.14             $9.14            $1.10             $6.00             $2.23
      40              57           1.42          $10.05            $10.05            $1.13            $6.00             $2.23
      41              58           1.38          $11.06            $11.06            $1.17             $6.00             $2.23
      42              59           1.34          $12.20            $12.20            $1.23             $6.00             $2.23
      43              60           1.30          $13.47            $13.47            $1.30             $6.00               *
      44              61           1.28          $14.89            $14.89            $1.34             $6.00               *
      45              62           1.26          $16.53            $16.53            $1.39            $6.00                *
      46              63           1.24          $18.39            $18.39            $1.45             $6.00               *
      47              64           1.22          $20.47            $20.47            $1.51             $6.00               *
      48              65           1.20          $22.76            $22.76              **               **                 *
      49              66           1.19          $25.24            $25.24              **               **                 *
      50              67           1.18           $27.92            $27.92             **               **                 *
      51              68           1.17          $30.84            $30.84              **               **                 *
      52              69           1.16          $34.10            $34.10              **               **                 *
      53              70           1.15          $37.82            $37.82              **               **                 *
      54              71           1.13          $42.09            $42.09              **               **                 *
      55              72           1.11          $47.07            $47.07              **               **                 *
      56              73           1.09          $52.75            $52.75              **               **                 *
      57              74           1.07          $59.08            $59.08              **               **                 *
      58              75           1.05          $65.92            $65.92              **               **                 *
      59              76           1.05          $73.24            $73.24              **               **                 *
      60              77           1.05          $81.00            $81.00              **               **                 *
      61              78           1.05          $89.27            $89.27              **               **                 *
      62              79           1.05          $98.32            $98.32              **               **                 *
      63              80           1.05          $108.50           $108.50             **               **                 *
      64              81           1.05          $120.13           $120.13             **               **                 *
      65              82           1.05          $133.56           $133.56             **               **                 *
      66              83           1.05          $148.82           $148.82             **               **                 *
      67              84           1.05          $165.75           $165.75             **               **                 *
      68              85           1.05          $184.06           $184.06             **               **                 *
      69              86           1.05          $203.63           $203.63             **               **                 *
      70              87           1.05          $224.23           $224.23             **               **                 *
      71              88           1.05          $245.84           $245.84             **               **                 *
      72              89           1.05          $268.86           $268.86             **               **                 *
      73              90           1.05          $293.74           $293.74             **               **                 *
      74              91           1.04          $321.28           $321.28             **               **                 *
      75              92           1.03          $352.85           $352.85             **               **                 *
      76              93           1.02          $392.27           $392.27             **               **                 *
      77              94           1.01          $448.92           $448.92             **               **                 *
      78              95           1.01          $542.88           $542.88             **               **                 *
      79              96           1.01          $727.09           $727.09             **               **                 *
      80              97           1.01          $783.66           $783.66             **               **                 *

      81              98           1.01          $879.88           $879.88             **               **                 *
      82              99           1.01          $990.00           $990.00             **               **                 *
      83             100+          1.00          $1000.00          $1000.00            **               **                 *



The death benefit at any time will be at least equal to the greater of your current specified amount or your account value multiplied by the appropriate death benefit ratio from this table.

(*) Benefit has expired and is no longer available. However, if the insured is considered disabled under the Waiver of Monthly Deductions provision prior to the coverage expiration date, monthly deductions will continue to be waived.

(**) Benefit has expired and is no longer available.


--------------------------------------------------------------------------------
 TABLE OF GUARANTEED CONTRACT VALUES - Additional Insured Rider
--------------------------------------------------------------------------------


                                  Maximum Annual        Accidental
                                 Cost of Insurance        Death
   Contract        Attained          per $1000           Benefit
      Year            Age                               per $1000
       1              18               $1.63              $0.55
       2              19               $1.67              $0.55
       3              20               $1.68              $0.55
       4              21               $1.66              $0.55
       5              22               $1.63              $0.55
       6              23               $1.59              $0.55
       7              24               $1.55              $0.55
       8              25               $1.50              $0.55
       9              26               $1.47              $0.55
      10              27               $1.45              $0.53
      11              28               $1.44              $0.52
      12              29               $1.44              $0.51
      13              30               $1.45              $0.51
      14              31               $1.48              $0.51
      15              32               $1.52              $0.51
      16              33               $1.58              $0.51
      17              34               $1.65              $0.51
      18              35               $1.73              $0.51
      19              36               $1.82              $0.51
      20              37               $1.94              $0.51
      21              38               $2.07              $0.51
      22              39               $2.21              $0.51
      23              40               $2.39              $0.52
      24              41               $2.57              $0.52
      25              42               $2.76              $0.53
      26              43               $2.97              $0.54
      27              44               $3.20              $0.55
      28              45               $3.46              $0.56
      28              46               $3.74              $0.57
      30              47               $4.05              $0.58
      31              48               $4.38              $0.59
      32              49               $4.74              $0.61
      33              50               $5.16              $0.62
      34              51               $5.63              $0.64
      35              52               $6.18              $0.66
      36              53               $6.81              $0.67
      37              54               $7.51              $0.69
      38              55               $8.29              $0.70
      39              56               $9.14              $0.72
      40              57              $10.05              $0.75
      41              58              $11.06              $0.77
      42              59              $12.20              $0.81
      43              60              $13.47              $0.84
      44              61              $14.89              $0.86
      45              62              $16.53              $0.88
      46              63              $18.39              $0.90
      47              64              $20.47              $0.92
      48              65              $22.76                **
      49              66              $25.24                **
      50              67              $27.92                **



      51              68              $30.84                **
      52              69              $34.10                **
      53              70              $37.82                **
      54              71              $42.09                **
      55              72              $47.07                **

      56              73              $52.75                **
      57              74              $59.08                **
      58              75              $65.92                **
      59              76              $73.24                **
      60              77              $81.00                **
      61              78              $89.27                **
      62              79              $98.32                **
      63              80              $108.50               **
      64              81              $120.13               **
      65              82              $133.56               **
      66              83              $148.82               **
      67              84              $165.75               **
      68              85              $184.06               **
      69              86              $203.63               **
      70              87              $224.23               **
      71              88              $245.84               **
      72              89              $268.86               **
      73              90              $293.74               **
      74              91              $321.28               **
      75              92              $352.85               **
      76              93              $392.27               **
      77              94              $448.92               **
      78              95              $542.88               **
      79              96              $727.09               **
      80              97              $783.66               **
      81              98              $879.88               **
      82              99              $990.00               **
      83             100+            $1000.00               **



(**) Benefit has expired and is no longer available.

DEFINITIONS

When we use the following words, this is what we mean:


AGE The insured's age at the insured's last birthday.

CONTRACT ANNIVERSARY The same day and month as your contract date for each subsequent year your contract remains in force.

CONTRACT DATE The date from which contract anniversaries, contract years, and contract months are determined.

Coverage shall become effective on the date when:

*  the application has been approved by us;
*  the contract has been accepted by you; and
* the initial required premium has been received by us while the insured is alive.

IN FORCE A term used to describe when the insured's life is covered under the terms of this contract.

INDEBTEDNESS All contract loans, if any, and accrued loan interest.

INSURED The person whose life is covered under this contract as shown on page 3.

LOAN ACCOUNT An account established for any amounts transferred from the variable or fixed accounts as a result of loans. The loan account is credited with interest and is not based on the experience of any separate account.

MONTHLY ACTIVITY DATE The same day of each month as the contract date. If there is no monthly activity date in a calendar month, the monthly activity date will be the last day of the current calendar month.

PROCEEDS The amount we are obligated to pay under the terms of this contract when your contract is surrendered or when the insured dies.

SPECIFIED AMOUNT The specified amount equals the death benefit on the contract date. Thereafter, it may change in accordance with the terms of this contract.

SURRENDER A term used when the contract is voluntarily terminated by the contract owner in order to receive the contract proceeds.

TARGET PREMIUM The premium which determines the amount of any surrender charges applied to this contract.

TERMINATE A term used to describe when the insured's life is no longer covered under any of the terms of this contract.

VARIABLE SUB-ACCOUNTS The variable account is divided into variable sub-accounts. Each variable sub-account invests solely in the shares of the mutual fund or mutual portfolio underlying that variable sub-account.

WRITTEN REQUEST A request in writing signed by you on a form agreeable to us.

GENERAL PROVISIONS

THE CONTRACT Your contract is issued in consideration of the application and the payment of an initial required premium.

Your contract, any riders and endorsements, the application, and any supplemental applications are the entire contract between you and us. A copy of the application is included. Any supplemental applications will also be attached to and made a part of the contract. Any statements made in the application and any supplemental applications either by you or by the insured will, in the absence of fraud, be considered representations and not warranties. Also, any written statement made either by you or by the insured will not be used to void your contract nor defend against a claim under your contract unless the statement is contained in the application or any supplemental applications.

Only our officers may change the contract or waive a right or requirement. No agent or other person may do this.

VARIABLE ACCOUNT The variable account for this contract is that shown on page 3. This account is a separate investment account to which we allocate assets contributed under this and certain other life insurance contracts. We will have exclusive and absolute ownership and control of the assets of our separate accounts. The assets of the variable account will be available to cover the liabilities of our general account only to the extent those assets exceed the liabilities of that variable account arising under the variable life insurance contracts supported by that variable account.

The assets of the variable account will be valued at least as often as any contract benefits vary, but at least monthly. Our determination of the value of an accumulation unit by the method described in this policy will be conclusive.

VARIABLE ACCOUNT TRANSFERS Upon request and as long as this contract is in force, you may transfer amounts among the variable sub-accounts. You may make 12 transfers each contract year without charge. Subsequent transfers in any contract year may be assessed a $10 transfer fee, to be deducted proportionately from each variable sub-account and the fixed account. The minimum amount that may be transferred among variable sub-accounts is subject to the minimum transfer amount which is shown on page 3. We reserve the right to waive the transfer fees and restrictions contained in this contract.

VARIABLE ACCOUNT MODIFICATIONS We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the mutual fund shares underlying the variable sub-accounts of the variable account. We will not substitute any shares attributable to your interest in a variable sub-account of the variable account without notice to you and prior approval of the Securities and Exchange Commission, to the extent required by the Investment Company Act of 1940.

We reserve the right to establish additional variable sub-accounts of the variable account, each of which would invest in shares of another portfolio of the mutual fund or another mutual fund. You may then instruct us to allocate premiums paid or transfers to such variable sub-accounts, subject to any terms set by us or the mutual fund. In the event of any such substitution or change, we may by endorsement, make such changes as may be necessary or appropriate to reflect such substitution or change.

If we deem it to be in the best interests of persons having voting rights under these contracts, the variable account may be operated as a management company under the Investment Company Act of 1940 or it may be deregistered under such Act in the event such registration is no longer required.

FIXED ACCOUNT At any time while this contract is in force, you may allocate premiums to a fixed account which will earn interest at the current rate, declared by us, in effect at the time of allocation or transfer from an existing variable sub-account. Interest is credited daily to monies in the fixed account during the life of the contract. The rates we declare to be in effect are effective annual interest rates. We credit interest at a rate which compounds over one year to the interest rate we declare. We will credit interest as of the date money is allocated or transferred to the fixed account. The interest rate may increase or decrease but will never be less than that shown on page 3.

FIXED ACCOUNT TRANSFERS Transfers from the fixed account may be done once each year within 60 days following the contract anniversary. Transfer requests received at any other time will not be processed. There is no minimum amount which must be transferred from the fixed account. However, the maximum amount which may be transferred from the fixed account in any contract year is the greater of:

* 25% of your account value in the fixed account at the time of the transfer or withdrawal in a contract year; or * the amount transferred from the fixed account in the prior contract year; or * $500.

BENEFICIARY When we receive due proof of the insured's death, we will pay the proceeds of this contract to the beneficiary or beneficiaries who are named in the application for this contract unless you subsequently change the beneficiary. In that event, we will pay the proceeds to the beneficiary named in your last change of beneficiary request as provided for in this contract.

If a primary or contingent beneficiary dies before the insured, that beneficiary's interest in this contract ends with that beneficiary's death. Only those beneficiaries who survive the insured will be eligible to share in the proceeds. If no beneficiary survives the insured, we will pay the proceeds of this contract to you, if living, otherwise to your estate.

CHANGE OF OWNER OR BENEFICIARY If you have reserved the right to change the owner or beneficiary, you can file a written request with us to make such a change. If you have not reserved the right to change the beneficiary, the written consent of the irrevocable beneficiary(s) will be required.

Your written request will not be effective until it is recorded in our home office records. After it has been recorded, it will take effect as of the date you signed the request. However, if the insured dies before the request has been recorded, the request will not effect those proceeds we may have paid before your request was recorded in our home office records.

REINSTATEMENT Prior to the death of the insured and if this contract has not been surrendered, this contract may be reinstated provided:

* you make your request within five years of the date the contract entered a grace period; * satisfactory evidence of insurability is submitted; * any indebtedness is repaid; and * sufficient premium is paid to:
         * cover all monthly deduction amounts unpaid during the grace period; and * keep the contract in force for three months after the date of reinstatement.

The specified amount of the reinstated contract cannot exceed the specified amount at the time of lapse. The account value on the reinstatement date will reflect:

*        the account value at the time of termination; and
*        premiums paid at the time of reinstatement.

Withdrawal charges will continue to be based on the original contract date.

EXCHANGE OPTION If this contract is in force, you may exchange it during the first two years after the contract date or within two years of an increase in specified amount, for a contract in which values do not vary with the investment experience of the variable account. This exchange will be implemented by transferring your account value to the fixed account and removing your future right to allocate funds to the variable account. We may require you to return this contract to us before this exchange will be processed. This transfer will not be subject to the excess transfer fee described earlier in this contract.

ANNUAL REPORT We will send you, at least once a year, an annual report which provides information on the current status of your contract. This information will include items such as:

*        the current death benefit;

the current account value and cash surrender value;
     any amount of indebtedness;
     any monthly deductions since the last report;
     any partial withdrawals and withdrawal charges since the last report; any premium payments since the last report; and, the current interest rate being credited to the fixed account.

If you ask us, we will send you an additional report, at any time during the contract year. We may charge you for this report but the charge will not be more than $25. We will tell you what the current charge is before sending the report. In addition, we will send you any shareholder reports of the variable funds or any other notices, reports or documents required by law.

Suicide Exclusion If the insured dies by suicide while sane or self-destruction while insane within two years from the contract date, our liability will be limited to an amount equal to the account value less any indebtedness. If the insured dies by suicide while sane or self-destruction while insane within two years of the effective date of any increase in specified amount, our liability with respect to the increase will be limited to the cost of insurance for the increase.

Incontestability We cannot contest this contract after it has been in force during the lifetime of the insured for two years after the contract date. Any increase in the specified amount for which evidence of insurability was obtained will be incontestable only after the increase has been in force, during the lifetime of the insured, for two years from the effective date of the increase.

Misstatement of Age or Sex If the age or sex of the insured has been misstated, any proceeds will be adjusted to the amount which the initial target premium would have purchased at the correct age and sex.

Assignment You may assign an interest in this contract as collateral or security for a loan. However, we are not responsible for the soundness of an assignment. No assignment will bind us unless it is written and acknowledged by us in writing.

Life Insurance Qualification This contract is intended to qualify for treatment as a life insurance contract under the Internal Revenue Code as it now exists or may later be amended. We reserve the right to amend this contract to comply with future changes in the Code and its Regulations. We will promptly provide you with a copy of any amendment.

Taxation Currently, no charge is made to the variable account for federal income taxes that may be attributable to the operations of the variable account. However, the Company may make such a charge in the future. Charges for other taxes, if any, attributable to the variable account or this class of contracts may also be made.

Nonparticipating This contract will not share in our surplus distributions.

Termination This contract will terminate upon the earliest of the following events:

     surrender of the contract; or
     the end of the grace period; or
     the death of the insured.

------------------------------------------------------------------------------
 CONTRACT VALUES
------------------------------------------------------------------------------


Premium Payments The initial required premium amount shown on page 3 is due by the contract date and must be paid in advance. This contract will not be in effect before this amount is received. We will send reminder notices for the planned premium payments you have selected as shown on page 3. However, all premiums are subject to our minimum requirements to keep the contract in force.

You may make premium payments at any time and in any amount while the contract is in force, subject to certain conditions. Unless you request otherwise in writing, any premiums we receive other than the planned premiums shown on page 3, while a contract loan exists, will be applied as a repayment of indebtedness first, and then as a premium payment.

Premium payments may be made at any time and in any amount necessary to avoid termination of this contract.

Premium Limitations We will not accept any premium payment causing this contract not to qualify as a life insurance contract under the Internal Revenue Code. If this occurs, in order for us to accept this premium, we must receive from you a written request to increase your specified amount to an amount able to sustain the additional premium. Your request to increase your specified amount will require evidence of insurability and approval by us.

In addition, we will not accept any premium payment causing this contract to become a modified endowment contract under the Internal Revenue Code. We will conduct a test at least once each year in which premiums are paid and refund any excess premiums with interest at the current interest rate being applied to the fixed account. In order for us to accept premiums in excess of the Internal Revenue Code guidelines, we must first receive from you written acknowledgment of your understanding that the contract will become a modified endowment contract. We will take any necessary action within 60 days following the contract anniversary.

Premium Allocation All premiums received will be allocated to the variable sub-accounts and the fixed account, in whole percentages according to the premium allocation specified on the application, on the date we receive the final requirement to put the contract in force.

All premium payments not requiring underwriting will be allocated to the variable sub-accounts and the fixed account as of the date payments are received at our home office. Premium payments requiring underwriting will be allocated once underwriting approval is received. Upon underwriting approval, an amount equal to the accumulated value which would have been earned had the premium been invested in the money market account since the date of receipt of the premium, will be allocated according to the initial premium allocation specified on the application or your most recent written instructions. You may change your premium allocation upon written request.

We reserve the right to allocate premium payments to the fixed account during the return privilege period described on page 1 of this contract. Transfer of premiums from the fixed account at the end of the return privilege period will not be considered one of your 12 free transfers allowed in a contract year.

Grace Period This contract will terminate 61 days after a monthly activity date on which:

     the cash surrender value is less than zero; and the guarantee period shown on page 3 and described below has expired or been terminated; and the three year continuation period described below has expired or the required premium for the three year continuation period has not been paid.

This 61 day period is the grace period. We will notify you and any assignee, at the last known address, of the premium amount required to continue this contract, at least 61 days before the end of the grace period. The premium required will be no greater than an amount required to pay three monthly deduction amounts as of the day the grace period began. If this premium is not paid by the end of the grace period, this contract will terminate.

Minimum Annual Premium The minimum annual premium as of the contract date is shown on page 3. We will recalculate the minimum annual premium whenever an additional benefit is changed, added to, or deleted from the contract, or the contract's specified amount is changed.

The start date and amount of your new minimum annual premium will be sent to you in the form of an endorsement to the contract.

Guarantee Period Premium The guarantee period premium as of the contract date is shown on page 3. We will recalculate the guarantee period premium whenever an additional benefit is changed, added to, or deleted from the contract, or the contract's specified amount is changed.

The start date and amount of your new guarantee period premium will be sent to you in the form of an endorsement to the contract.

Three Year Continuation Period Except as provided in any Waiver of Monthly Deductions Rider attached to this contract, the three year continuation period will be in effect until the end of the third contract year. On any monthly activity date while the three year continuation period is in effect, we guarantee the contract will remain in force if:

     the cumulative premiums paid; less
     partial withdrawals and any indebtedness; is greater than or equal to the cumulative minimum premium.

The cumulative minimum premium will be calculated by dividing the minimum annual premium shown on page 3, by 12, and multiplying by the number of contract months since issue. If the minimum annual premium was changed, as described in the minimum annual premium provision, each minimum annual premium will be divided by 12, multiplied by the respective number of contract months it was in effect, and totalled to obtain the cumulative minimum premium.

Guarantee Period The contract will not be terminated during the guarantee period even if the cash surrender value is zero. The guarantee period is the period you have selected in your application and will expire on the date shown on page 3. The guarantee period will be terminated prior to the guarantee period expiration date if on any monthly activity date:

     the cumulative premiums paid; less partial withdrawals and any indebtedness; is less than the cumulative guarantee period premium.

The cumulative minimum premium will be calculated by dividing the guarantee period premium shown on page 3, by 12, and multiplying by the number of contract months since issue. If the guarantee period premium was changed, as described in the guarantee period premium provision, each guarantee period premium will be divided by 12, multiplied by the respective number of contract months it was in effect, and totalled to obtain the guarantee period premium. We reserve the right to establish diversification guidelines in the future if necessary.

The guarantee period will apply to the specified amount which is shown on page 3 and to any subsequent increases in coverage which are approved after the contract date.

Accumulation Unit and Accumulation Unit Value Amounts which you allocate to a variable sub-account of the variable account are used to purchase accumulation units in that variable sub-account. The accumulation unit value for each variable sub-account at the end of any valuation period is calculated by multiplying the accumulation unit value at the end of the immediately preceding valuation period by the variable sub-account's net investment factor for the valuation period. The accumulation unit values may go up or down. Additions or transfers to a variable sub-account of the variable account will increase the number of accumulation units for that variable sub-account. Withdrawals, transfers, transfer fees, contract loans, monthly deduction amounts, or other fees deducted from a variable sub-account will decrease the number of accumulation units for that variable sub-account.

The number of accumulation units to be added to or deducted from a variable sub-account equals the dollar amount of the transaction divided by the accumulation unit value for the valuation period.

Accumulated Value Your accumulated value in any variable sub-account equals:

     the number of accumulation units in that variable sub-account on the valuation day; multiplied by that variable sub-account's accumulation unit value on the valuation day.

Net Investment Factor For each variable sub-account, the "net investment factor" for a valuation period is (A) divided by (B), minus (C) where:

(A)  is the sum of:
     1. the net asset value per share of the mutual fund underlying the variable sub-account determined as of the end of the current valuation period; plus
     2. the per share amount of any dividend or capital gain distributions made by the mutual fund underlying the variable sub-account during the current valuation period.

(B) is the net asset value per share of the mutual fund underlying the variable sub-account determined as of the end of the immediately preceding valuation period.

(C) is the mortality and expense risk annual rate divided by 365 and multiplied by the number of calendar days in the current valuation period. The mortality and expense risk annual rate is shown on page 3.

Valuation Period and Valuation Date A "valuation period" is the time interval between the close of regular trading of the New York Stock Exchange on consecutive valuation dates. A "valuation date" is any date the New York Stock Exchange is open for trading.

Monthly Deduction Amount The monthly deduction amount will be taken proportionately from your variable sub-accounts and the fixed account on each monthly activity date, and is equal to:

     the cost of insurance charge; plus the monthly administrative expense charge; plus the monthly charges for additional benefits selected, if any.

Cost of Insurance Charges The maximum cost of insurance charge for any monthly activity date is equal to:

     the death benefit; minus
     the account value on the monthly activity date, prior to assessing the monthly deduction amount; the result is divided by 1000 and multiplied by the maximum annual cost of insurance rate divided by 12.

We can use cost of insurance charges that are lower than the maximum annual cost of insurance shown on page 3. Charges will be determined based on our expectation as to future experience. Any change we make will be on a uniform basis for all insureds with the same age, sex, and rating classification whose coverage has been in force for the same length of time. No change in rating classification or cost will occur due to deterioration of the insured's health.

Monthly Administrative Expense Charge The monthly administrative expense charge for any monthly activity date is equal to that shown on page 3. The monthly administrative expense charge shown is deducted each month during the contract years indicated.

Premium Expense Charge A premium expense charge will be deducted from each premium received prior to being allocated to the variable or fixed account. This charge, shown on page 3, is a percentage of the premium received.

Account Value Your account value on the contract date equals the initial premium paid less the premium expense charge, less the monthly deduction amount for the first policy month. Your account value on each subsequent monthly activity date equals:

     the sum of your accumulated values in each variable sub-account; plus the value of your fixed account; plus the value of your loan account, if any; minus the monthly deduction amount.

On any day other than your monthly activity date, your account value equals:

     the sum of your accumulated values in each variable sub-account; plus the value of your fixed account; plus the value of your loan account, if any.

Specified Amount The specified amount for this contract is shown on page 3, and is equal to the death benefit on the contract date. If a partial withdrawal is taken, a death benefit option change occurs, or an increase in specified amount is made, the specified amount will change as described in the partial withdrawal, death benefit option changes, or premium limitations provisions of this contract, respectively.

Specified Amount Changes At any time after the first contract year, you may request in writing an increase or decrease of your specified amount. A request to change your specified amount will take effect on the next valuation date following the date we approve the request.

A request to decrease your specified amount will first be applied against the most recent increase amount, if any, then successively to each prior increase, and then to the initial specified amount. The specified amount in force after any decrease may not be less than the minimum we have established. A request to increase your specified amount will require a new application and evidence of insurability.

We will provide to you an endorsement showing the start date of any increase or decrease and the new specified amount. For increases in specified amount, we will also provide a table of surrender charges based on the increased specified amount and new target premium. We reserve the right to limit the amount and frequency of any increases or decreases in specified amount.

Death Benefit The death benefit is determined by the death benefit option that currently exists on your contract, as shown on page 3. Available death benefit options on this contract are:

     option 1;  the death benefit equals the existing specified amount.
     option 2; the death benefit equals the existing specified amount, plus your account value.

We will pay the death benefit less any indebtedness, and less any unpaid monthly deduction amounts occurring during a grace period, if the insured dies while this contract is in force, subject to the terms of this contract. Written due proof that the insured has died must be received at our home office prior to paying a death benefit.

In any event, your death benefit will be at least equal to the greater of your current specified amount or your account value multiplied by the death benefit ratio on page 3.

Interest from Date of Death If the proceeds under this contract are not paid within thirty days after we receive due proof of the death of the insured, we will also pay interest on the proceeds. Interest will accrue at the legal rate of interest and will accrue from the date of death until the claim is paid.

Death Benefit Option Changes At any time after the first contract year, you may request to change the death benefit option by writing to us. If you ask to change from option 2 to option 1, the specified amount will be increased by the amount of the account value. If you ask to change from option 1 to option 2, the specified amount will decrease by the amount of the account value.

Any change will take effect on the next valuation date following the date we receive your request. We will provide to you an endorsement showing the actual start date of the death benefit option change and the new specified amount. We reserve the right to limit the frequency of death benefit option changes made under this contract.

-------------------------------------------------------------------------------
 LOAN VALUES
-------------------------------------------------------------------------------

Contract Loan At any time while this contract is in force, you can borrow up to the available loan value of your contract. The maximum loan value is 90% of your cash value, less 100% of any existing loans as of the date of the loan.

Unless you specify otherwise, all loan amounts will be transferred proportionately from the variable sub-accounts and the fixed account to the loan account. However, we will not withdraw amounts from the fixed account equalling more than the total loan multiplied by the ratio of the fixed account to your account value immediately prior to the loan. Loans have priority over the claims of any other person and your contract is sole security for all loans.

Credited Interest The loan account will be credited with interest at a rate equal to the loan credited rate shown on page 3.

Loan Interest Interest will accrue daily by a rate not to exceed the maximum loan interest rate shown on page 3. Interest payments are due on the contract anniversary. If unpaid, interest is added to the amount of the loan and will itself bear interest at the rate described in this provision. On each contract anniversary, the difference between the total indebtedness and the balance in the loan account will be transferred proportionately from the variable sub-accounts and the fixed account to the loan account.

Loan Repayment You can repay all or part of a loan and loan interest at any time while this contract is in force. The loan repayment will be allocated among the variable sub-accounts and the fixed account in the same percentage as premiums are allocated, unless you specify otherwise. If you do not repay your loans, we will deduct all loans and loan interest from the amounts we pay.

Loan Limit Your contract will become overloaned when loans and loan interest exceed the cash value. We will terminate this contract when it becomes overloaned. We will not terminate a contract which becomes overloaned until 61 days after notice has been mailed to the last known address of the owner.

-------------------------------------------------------------------------------
 WITHDRAWAL BENEFITS
-------------------------------------------------------------------------------


Cash Surrender Value You may terminate your contract for its cash surrender value, which may be paid in cash or under an income plan. Your cash surrender value is equal to the cash value less any indebtedness. Your cash value is equal to the account value less any applicable surrender charges shown on page 3. In addition, any request to terminate your contract will include a refund of surrender charges in excess of any existing Securities and Exchange Commission limits.

Termination will be effective on the date we receive your written request. We may require that your contract accompany your written request before making any payment. When you terminate your contract for its cash surrender value, your contract will terminate.

Partial Withdrawals You may request a partial withdrawal of your account value once each year after the first contract anniversary by writing to us. Your partial withdrawal will be effective on the next valuation date. The minimum partial withdrawal amount is shown on page 3, and the maximum partial withdrawal amount may not reduce the account value to less than $500. When a partial withdrawal is made, the amount of the withdrawal and a partial withdrawal service fee is deducted from your account value. The amount of the partial withdrawal service fee is shown on page 3.

You may specify how much of your partial withdrawal you wish taken from each variable sub-account or from the fixed account. However, you may not withdraw from the fixed account more than the total withdrawal times the ratio of the fixed account to your account value immediately prior to the withdrawal. Unless you indicate otherwise, we will withdraw funds and the partial withdrawal service fee proportionately from the variable sub-accounts and the fixed account in the same proportion your account value in each account bears to your account value immediately prior to the withdrawal.

Any contract with Death Benefit Option 1 will also have a reduction in specified amount, in addition to a reduction in account value. The specified amount will be reduced by the amount of the partial withdrawal.

We will send you an endorsement to reflect the effects of the partial withdrawal, including any change in the specified amount. We may ask you to return your contract to us to make this change. The partial withdrawal and the reduction in specified amount will be effective as of the next valuation date following the date we receive your request.

-------------------------------------------------------------------------------
 PAYMENT OF PROCEEDS
-------------------------------------------------------------------------------


Deferment of Payments We will pay any amounts due from the variable account under this contract within seven days of receiving a written request for a transfer, contract loan, termination, partial withdrawal, or death benefit, as well as, any other required documentation, unless:

     the New York Stock Exchange is closed for other than usual weekends or holidays, or trading on such Exchange is restricted;

     an emergency exists as defined by the Securities and Exchange Commission; or the Securities and Exchange Commission permits delay for the protection of contract holders.

Payee Rights You will be the payee for the cash surrender value unless you name a different payee. The beneficiary will be the payee for the death proceeds. When we pay the proceeds, we may ask that you give this contract back to us. If the insured has died, you or the beneficiary must give us due proof of death.

You may choose payment as a single payment or an income plan. Before the proceeds are due, you may choose or change an income plan selection by writing to us. Once we accept the change, it takes effect as of the date you signed the request. This change is subject to any action we take before we accept it. After the proceeds are due, the payee may choose an income plan if:

 you have not made a prior choice which is still in effect; and the proceeds are due in a single sum and have not been paid.

No surrenders or partial withdrawals are permitted after payments under an income plan have started.

Payout Start Date The payout start date is the date the cash surrender value or death benefit is applied to an income plan.

Income Plans An income plan is a series of payments on a scheduled basis to the payee. The proceeds will be applied to your income plan choice from the following list:

    1. Life Income with Guaranteed Payments We will make payments for as long as the payee lives. If the payee dies before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

    2. Joint and Survivor Life Income with Guaranteed Payments We will make payments for as long as either the payee or joint payee, named at the time of income plan selection, lives. If both the payee and the joint payee die before the selected number of guaranteed payments have been made, we will continue to pay the remainder of the guaranteed payments.

We reserve the right to make available other income plans.

Payout Terms and Conditions The income payments are subject to the following terms and conditions:

If the proceeds are less than $3,000, or not enough to provide an initial payment of at least $20, we reserve the right to:

     *change the payment frequency to make the payment at least $20; or *terminate the contract and pay you the proceeds in a lump sum.

 If you choose an income plan which depends on any person's life, we may require: * proof of age and sex before income payments begin; and * proof that the payee or joint payee is still alive before we make each payment.

--------------------------------------------------------------------------------
 INCOME PAYMENT TABLES
--------------------------------------------------------------------------------


The initial income payment will be at least the amount based on the adjusted age of the payee(s) and the tables below, less any federal income taxes which are withheld. The adjusted age is the actual age on the payout start date reduced by one year for each six full years between January 1, 1983 and the payout start date. Income payments for ages and guaranteed payment periods not shown below will be determined on a basis consistent with that used to determine those that are shown. The Income Payment Tables are based on 3.0% interest and the 1983a Annuity Mortality Tables.


Income Plan 1 - Life Income with Guaranteed Payments for 120 Months
==============================================================================================================================
                             Monthly Income Payment for each $1,000 Applied to this Income Plan
==============================================================================================================================


     Payee's                                   Payee's                                 Payee's
      Age               Male     Female           Age           Male     Female           Age           Male    Female
------------------- ---------------------- ---------------- ---------------------- ---------------- ==========================
       35              $3.43     $3.25            49           $4.15    $3.82             63           $5.52    $4.97
       36               3.47      3.28            50            4.22     3.88             64            5.66     5.09
       37               3.51      3.31            51            4.29     3.94             65            5.80     5.22
       38               3.55      3.34            52            4.37     4.01             66            5.95     5.35
       39               3.60      3.38            53            4.45     4.07             67            6.11     5.49
       40               3.64      3.41            54            4.53     4.14             68            6.27     5.64
       41               3.69      3.45            55            4.62     4.22             69            6.44     5.80
       42               3.74      3.49            56            4.71     4.29             70            6.61     5.96
       43               3.79      3.53            57            4.81     4.38             71            6.78     6.13
       44               3.84      3.58            58            4.92     4.46             72            6.96     6.31
       45               3.90      3.62            59            5.02     4.55             73            7.13     6.50
       46               3.96      3.67            60            5.14     4.65             74            7.31     6.69
       47               4.02      3.72            61            5.26     4.75             75            7.49     6.88
       48               4.08      3.77            62            5.39     4.86
=================== ====================== ================ ====================== ================ ==========================


Income Plan 2 - Joint and Survivor Life Income with Guaranteed Payments for 120 Months
==============================================================================================================================
                             Monthly Income Payment for each $1,000 Applied to this Income Plan
==============================================================================================================================
                                                                Female Payee's Age


                     ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ===============
       Male
      Payee's            35         40                    50         55           60         65           70         75
        Age                                  45
-------------------- ---------- ------------ ----------- ---------- ---------- ---------- ---------- --------- ===============
        35            $3.09     $3.16      $3.23      $3.28      $3.32       $3.36      $3.39        $3.40       $3.42
        40             3.13      3.22       3.31       3.39       3.46        3.51       3.56         3.59        3.61
        45             3.17      3.28       3.39       3.50       3.60        3.69       3.76         3.81        3.85
        50             3.19      3.32       3.45       3.60       3.74        3.87       3.98         4.07        4.14
        55             3.21      3.37       3.55       3.75       3.98        4.23       4.47         4.70        4.88
        65             3.24      3.39       3.57       3.80       4.07        4.37       4.71         5.04        5.34
        70             3.24      3.40       3.59       3.83       4.13        4.48       4.90         5.36        5.81
        75             3.25      3.41       3.61       3.86       4.17        4.56       5.04         5.61        6.22
==================== ========== ========== ========== ========== =========== ========== ============ =========== =============



                          GLENBROOK LIFE AND ANNUITY COMPANY
                             (HEREIN CALLED "WE" OR "US")


              AMENDATORY ENDORSEMENT FOR WAIVER OF MONTHLY DEDUCTIONS RIDER


GENERAL The "contract" is the contract to which this rider is attached. The owner of the contract is called "you". This rider is part of your contract and will stay in force while the contract remains in force or until the coverage expiration date of this rider.

If all named owners and contingent owners have died or if there is no owner named, the owner of this rider is the insured, if living. Write to us if you wish to discontinue this rider.

AGE The insured's age at their last birthday.

COVERAGE EXPIRATION DATE Except as defined in this rider, coverage under this rider will expire on the earliest of the following dates:

     the date the contract expires;
     the date we receive written notice from you that you do not want this rider to stay in force; or the contract anniversary on which the insured's age is 60.

MONTHLY COST OF INSURANCE While this rider remains in force, the monthly cost of insurance for this rider is deducted on the monthly activity date. This deduction is taken from the contract value of the contract and is the product of: the total monthly deduction amount for the contract, excluding the monthly cost of insurance charge for this rider; and the Waiver of Monthly Deductions monthly cost of insurance rate per $10 of deductions waived, divided by 10. The Waiver of Monthly Deductions monthly cost of insurance rates per $10 of deductions waived are based on the insured's attained age, sex, and rating class.

Any increases in the Waiver of Monthly Deductions cost of insurance rates for special class risks are shown on page 3 of the contract or on an endorsement to page 3.

THE BENEFIT Except as stated in the Proof of Continuance of Disability provision, all monthly deduction amounts which become due are waived if the insured becomes disabled before age 60 and when we receive due proof of disability in a timely manner. All benefits of the contract will be the same as if you had made the payments which are waived.

The monthly deduction amount which will be waived includes only those portions of the total monthly deduction amount for which a charge for this rider was deducted on the monthly activity date on or immediately prior to the date of disability.

PREMIUMS AND DEDUCTIONS DURING DISABILITY During the first 180 days of disability, premiums large enough to keep the contract in force must be paid, as provided in the three year continuation period, guarantee period, and grace period provisions of the contract. If the insured becomes disabled during a grace period, we will not waive the unpaid premium due.

If the disability continues more than 180 days, you must provide us with due proof of disability. We will then credit the contract value with the sum of the monthly deduction amounts taken, plus interest at the current interest rate being applied to the fixed account, for the months since the insured became disabled until the time you provided us with due proof. After the insured has been disabled 180 days, premiums will not be required to keep the contract in force as long as the disability continues.


DEFINITION OF DISABILITY Disabled means the insured has a disability which: was caused by injury or disease; began on or after the contract date of this rider and prior to the coverage expiration date on which the insured's age is 60; has lasted for at least 180 consecutive days; and is not described in the Causes of Disability Not Covered provision of this rider.

As a result of the disability, the insured must:

be kept from doing work for which the insured is reasonably suited by education, training, or experience; or have a total and permanent loss of:
          - the sight of both eyes; - the use of both hands; - the use of both feet; or - the use of one hand and one foot.

CAUSES OF DISABILITY NOT COVERED The insured will not be said to be disabled if the disability is caused by any intentionally self-inflicted injury, or a war, or any act of war. "War" means armed aggression by one or more countries which is opposed on the orders of any other country, group of countries, or international body. "Act of War" means any act peculiar to armed forces' actions in time of war.

PROOF OF DISABILITY Before monthly deduction amounts are waived, you must provide due proof that the insured is disabled. Due proof must be received:

          prior to the insured's death;
          while the insured is disabled; and
          within one year from the date the insured became disabled.

If you are medically unable to provide due proof to us as defined above, we will still waive monthly deduction amounts once due proof is received by us. We will waive monthly deduction amounts as if you had provided due proof to us as defined above. If you were able to provide due proof to us as defined above, but failed to, we will waive only:

          the monthly deduction amounts due during the 12 months prior to the date you provided us due proof; and the monthly deduction amounts which become due after the date you provided us due proof.

We may ask for medical exams by doctors of our choice, at our expense, as part of the due proof required.

PROOF OF CONTINUANCE OF DISABILITY We may require due proof that the insured is still disabled. We may ask for this due proof at reasonable times during the first two years in which the insured is disabled, and once a year thereafter. You must give us immediate notice when the insured recovers from disability.

If the insured is no longer disabled, or if you do not provide us with due proof when we ask for it:

          no more monthly deduction amounts will be waived; and you will be responsible for paying any premium amount necessary to keep your contract in force.

PREMIUMS UPON RECOVERY The minimum annual premium, guarantee period, and the three year continuation period are described in the contract. If the three year continuation period was in effect at the end of the first 180 days of disability, it will be in effect again when the insured recovers from disability. The three year continuation period will be in effect from the date of recovery until the earlier of the end of the third contract year, not counting any time the insured has been disabled.

REINSTATEMENT We will reinstate this rider if it has stopped and you meet the requirements of the reinstatement provision of the contract.

MISSTATEMENT OF AGE OR SEX If the age or sex of the insured has been misstated, the benefit will be adjusted to an amount which your initial target premium would have purchased at the correct age and sex.

INCONTESTABILITY We may not contest this benefit once it has been in force during the lifetime of the insured for two years from the contract date, not counting any time the insured has been disabled, except for payments due but not made.


 /s/Michael J. Velotta                           /s/Louis G. Lower, II
  Michael J. Velotta                               Louis G. Lower, II
     Secretary                                     Chief Executive Officer



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                   Glenbrook Life and Annuity Company
                     (herein called "we" or "us")


        Amendatory Endorsement for Accelerated Death Benefit Rider


IF AN ACCELERATED PAYMENT IS MADE BY US, THE SPECIFIED AMOUNT, DEATH BENEFIT, BENEFIT AMOUNT, ACCOUNT VALUE, OR OUTSTANDING LOANS, IF APPLICABLE, WILL BE REDUCED ON A PRO RATA BASIS FOR YOUR CONTRACT. A QUALIFIED TAX ADVISER SHOULD BE CONSULTED BEFORE REQUESTING AN ACCELERATED DEATH BENEFIT PAYMENT.

Definitions

Accelerated Benefit - The amount of the specified amount or benefit amount requested by the owner.

Net Accelerated Payment - The amount of the accelerated benefit which is paid to the owner.

Insured - The insured or any additional insured rider under the contract.

Owner - The owner of the contract. The owner is referred to as 'you'.

Contract - The contract to which this rider is attached.

Terminally Ill - An illness or physical condition of the insured or any additional insured rider that, notwithstanding appropriate medical care, will result in a life expectancy of 12 months or less.

Effective Date If the insured is terminally ill as a result of an illness, a payment under this rider is not available unless the illness occurred at least 30 days after the date coverage begins under the contract. If the insured is terminally ill as a result of an accident, a payment under this rider is available if the accident occurred after coverage under the contract began.

General This rider provides for an accelerated payment of a portion of the specified amount available under the contract and a portion of the benefit amounts available under the primary insured term rider and the additional insured rider. After a payment has been made, the specified amount, the death benefit, benefit amount, account value, and any policy loan will be reduced on a pro rata basis. We will mail you an endorsement to your contract which reflects the new values. The availability of this benefit is not meant to provide involuntary access to proceeds which are ultimately payable to the beneficiary.

We will pay you the benefits due under this rider upon receipt of a written request from you and due proof that the insured has been diagnosed as terminally ill. Due proof includes, but is not limited to, a statement signed by a licensed physician that the insured has been diagnosed as terminally ill.

We reserve the following rights:

1. To require, at our expense, an exam by a physician of our choice in order to confirm that the insured is terminally ill; and
2. To request documents which support the terminally ill diagnosis from the insured's attending physician. These documents include, but are not limited to, clinical, radiological, histological and/or laboratory evidence.

Accelerated Benefit Payment The maximum amount which you may accelerate is the lesser of:

* 50% of the specified amount available under the contract and 50% of the benefit amount available under the riders in force on the day we receive your acceleration request; and
*        $250,000 for all policies issued by us which cover the insured.

You must request an amount of at least $10,000. Only one acceleration for each insured will be allowed. If the insured dies before the payment is made, the death benefit payable under the contract will be paid to the beneficiary.

Net Accelerated Payment The amount of the actual payment to the owner is called the net accelerated payment. The amount of this payment will be calculated as of the day the written request for acceleration was received by us.

The amount of specified amount or benefit amount which you request to accelerate will be reduced by:

* a 12 month interest discount which reflects the early payment of amounts held under the contract,
*        an administrative fee up to $250; and
*        a pro rata amount of any outstanding loan and accrued loan interest.

The interest discount used to calculate the payment will be based on the greater of:

*        the current yield on 90 day treasury bills; or
*        the current maximum statutory adjustable policy loan interest rate.

A detailed statement which describes the method we use to determine the net accelerated payment has been filed with the Insurance Department of the state in which this rider has been issued. You may request a copy of this statement from us.

Irrevocable Beneficiaries Each irrevocable beneficiary must sign a written consent to the payment of an accelerated benefit before such payments may be made to the owner of the contract. The written consent must be received at our home office in a form acceptable to us on the date the benefit is requested.

Termination This rider will terminate on the earliest of the following dates:

* the date that the net accelerated payment has been paid; * the date the contract terminates; or * the date we receive a written request from you to terminate this rider.

Misstatement of Age or Sex If the insureds age or sex shown on the application is wrong, the net accelerated payment we pay will be based on the amount of coverage which the initial target premium paid would have purchased at the correct age and sex.

Incontestability We may not contest this rider once it has been in force while the insured is alive for two years from the contract date, except for payments due but not made.

Suicide Exclusion We reserve the right to request that the owner return the difference between the net accelerated payment and the payments made for coverage under the contract if the insured dies from suicide while sane or self-destruction while insane within two years of contract date and the amount of the net accelerated payment was greater than the payments made for coverage under the contract.

/s/Michael J. Velotta                                  /s/Louis G. Lower, II
   Michael J. Velotta                                    Louis G. Lower, II
   Secretary                                           Chief Executive Officer

                  Glenbrook Life and Annuity Company
                     (herein called "we" or "us")


         Amendatory Endorsement for Accidental Death Benefit Rider


General The "contract" is the contract to which this rider is attached. The owner of the contract is called "you". This rider is part of your contract and will stay in force while the contract remains in force or until the coverage expiration date of this rider.

If all named owners and contingent owners have died or if there is no owner named, the owner of this rider is the insured, if living. Write to us if you wish to discontinue this rider.

Age The insured's age at their last birthday.

Coverage Expiration Date Except as defined in this rider, coverage under this rider will expire on the earliest of the following dates:

*        the date the contract expires;
* the date we receive written notice from you that you do not want this rider to stay in force; or
*        the contract anniversary on which the insured's age is 65.

The Benefit As shown on page 3 of the contract, we will pay the amount of benefit in force to the beneficiary if you provide us due proof that:

* the insured died solely from accidental injury; * death took place within 90 days from the date of this injury; * death took place prior to the contract anniversary on which the insured's age is 65; and * the cause of death is not described in the Risks Not Covered provision of this rider.

Where allowed by law, we may have an autopsy performed at our own expense before we make a payment.

Risks Not Covered We will not pay if death was caused by:

*        suicide while sane or self-destruction while insane;
*        disease, infirmity of the body or mind, or treatment for any of these;
*        voluntarily:
         - taking a drug, unless ordered by a qualified doctor; - taking a poison; or - inhaling a gas, unless in the course of employment;
*        committing or attempting to commit an assault or felony;
* being in or falling from an air craft or space craft. This does not apply if the insured was riding as a passenger in an air craft or space craft being used:
         -   commercially to transport passengers for hire; or
         - by a private business or government to transport its personnel or guests; or
*        war or any act of war.

"Passenger" excludes one who receives training or has a duty on an air craft or space craft even if the training or duty does not relate to the trip. "War" means armed aggression by one or more countries which is opposed on the orders of any other country, group of countries, or international body. "Act of War" means any act peculiar to armed forces' actions in time of war.

Reinstatement We will reinstate this rider if it has stopped and you meet the requirements of the reinstatement provision of the contract.

Misstatement of Age or Sex If the age or sex of the insured has been misstated, the benefit will be adjusted to the amount which your intitial target premium would have purchased at insured's correct age and sex.

Incontestability We may not contest this benefit after it has been in force during the lifetime of the insured for two years from the contract date, except for payments due but not made.




/s/Michael J. Velotta                             /s/Louis G. Lower, II
   Michael J. Velotta                                Louis G. Lower, II
   Secretary                                         Chief Executive Officer

                      Glenbrook Life and Annuity Company
                        (herein called "we" or "us")


              Amendatory Endorsement for Additional Insured Rider


General The "contract" is the contract to which this rider is attached. The "insured" referred to in this rider is the additional insured(s) named in the contract. The owner of the contract is called "you". This rider is part of your contract and will stay in force while the contract remains in force or until the coverage expiration date of this rider.

Write to us if you wish to discontinue this rider.

Age The insured's age at their last birthday.

Coverage Expiration Date Except as defined in this rider, coverage under this rider will expire on the earliest of the following dates:

*        the date the contract expires;
* the date we receive written notice from you that you do not want this rider to stay in force; or
* the date you buy a new contract to replace it as described in the conversion privilege provision of this rider.

Monthly Cost of Insurance While this rider remains in force, the monthly cost of insurance for this rider is deducted on the monthly activity date. This deduction is taken from the contract value of the contract and is determined as follows:

* multiply the number of thousands of benefit in force by the monthly cost of insurance rate per $1,000, based on the insured's attained age, sex, and rating class. Any increases in the cost of insurance rates for special class risks are shown on page 3 of the contract or on an endorsement to page 3; and
* add any extra monthly charges per $1,000 of coverage. These charges are shown on page 3 of the contract or on an endorsement to page 3.

The guaranteed maximum monthly cost of insurance rates are shown on pages 3 of the contract. We may use cost of insurance rates lower than the guaranteed rates to calculate contract values.

The Benefit As shown on page 3 of the contract, we will pay the amount of benefit in force to the beneficiary if you provide us due proof that the insured died on or prior to the coverage expiration date of this rider.

Change of Benefit Amount At anytime after the first contract year, you may request an increase or decrease in the benefit amount. A request to change your benefit amount will take effect on the next valuation date following the date we approve the request.

A request to decrease your benefit amount will first be applied against the most recent increase amount, if any, then successively to each prior increase, and then to the initial benefit amount. The benefit amount in force after any decrease may not be less than the minimum we have established. A request to increase your benefit amount will require a new application and evidence of insurability.

We will provide to you an endorsement showing the start date of any increase or decrease and the new benefit amount. For increases in the benefit amount, we will also provide a table of surrender charges based on the increased benefit amount and new target premium. We reserve the right to limit the amount and frequency of any increases or decreases in benefit amount.

The monthly cost of insurance rates applying to the increased amount are based on the rating class shown or an endorsement to page 3.

Conversion Privilege While this rider is in force, you may buy a new contract on the life of the insured. To get a new contract on the insured, you must provide us with a written application and pay the required premium for the new contract within 31 days from the date of your request. The new contract will start on the first day past the date the benefit amount on the insured expires. This date is called the "new contract date". The premiums due on the new contract will be based on the insured age and sex on the new contract date, the same risk characteristics as this rider, and the rates in effect for the new contract at that time. The new contract must:

*        have cash values;
* be available on the new contract date for the amount chosen and for the same risk characteristics as this rider;
* have a death benefit at least as large as the minimum we establish, but not more than the benefit amount in force under this rider.

The new contract will be the same as other like contracts also starting on the new contract date except that the provisions on incontestability and suicide exclusion will be measured from the contract date of this rider, and the rating class for the insured on the new contract will have the same risk characteristics as this rider.

We will not ask for proof that the insured is insurable for the death benefit of the new contract. If an additional benefit is requested, it will not start until we give our approval. If the insured is not insurable for the additional benefits, we will start a new contract without the additional benefits.

While this rider is in force, we will pay a death benefit equal to the amount we would have paid under this rider if the insured dies within 31 days from the date the insured's benefit expires, and the insured has not used this conversion privilege.

Reinstatement We will reinstate this rider if it has stopped and you meet the requirements of the reinstatement provision of the contract.

Misstatement of Age or Sex If the age or sex of the insured has been misstated, the benefit will be adjusted to the amount which the most recent monthly cost of insurance deduction would have purchased at the correct age and sex.

Incontestability Except for increases in the amount of benefit, we may not contest this benefit after it has been in force during the lifetime of the insured for two years from the contract date, except for payments due but not made. We may not contest any increase in the benefit amount once it has been in force during the lifetime of the insured for two years from the start date of the increase.

Suicide Exclusion If the insured dies by suicide while sane or self-destruction while insane within two years from the contract date, our liability will be limited to an amount equal to the monthly deductions taken for this rider and this rider will terminate. If the insured dies by suicide while sane or self-destruction while insane within two years of the effective date of any increase in benefit amount, our liability with respect to the increase will be limited to the monthly deductions taken for the increase and this rider will terminate.




/s/Michael J. Vellota                              /s/Louis G. Lower, II
   Michael J. Velotta                                 Louis G. Lower, II
   Secretary                                          Chief Executive Officer

                         Glenbrook Life and Annuity Company
                           (herein called "we" or "us")


                Amendatory Endorsement for Children's Level Term Rider


General The "contract" is the contract to which this rider is attached. The owner of the contract is called "you". This rider is part of your contract and will stay in force while the contract remains in force or until the coverage expiration date of this rider.

If all named owners and contingent owners have died or if there is no owner named, the owner of this rider is the insured, if living, or children who are living after the death of the insured.

Write to us if you wish to discontinue this rider.

Age The insured's age and each insured child's age at their last birthday.

Coverage Expiration Date Except as defined in this rider, coverage under this rider will expire on the earliest of the following dates:

*        the date the contract expires;
* the date we receive written notice from you that you do not want this rider to stay in force; or
*        the contract anniversary on which the insured's age is 65.

Definition of Insured and Child The "insured" is the individual covered under the terms of the contract. "Child" means each child, stepchild, or child adopted by law who is:

*        named in the application and accepted by us;
*        born to the insured after the contract date of this rider; or
*        adopted by law by the insured:
         -   after the contract date of this rider; and
         -   prior to the child reaching age 18.

A child who is less than 15 days old, or never leaves the hospital due to disability or death, will not be insured.

The Benefit As shown on page 3, we will pay the amount of benefit in force to the payee for each child insured under this rider. We will pay the benefit to the payee if you give us due proof that the child died on or prior to the earlier of:

*        the contract anniversary on which the child's age is 25; or
*        the coverage expiration date of this rider.

Change of Benefit Amount A decrease of the benefit amount will take effect on the monthly activity day on or following the date we receive the request. The number of units remaining in force after any decrease cannot be less than the minimum we establish.

Paid-Up Benefit Each child will have paid-up term insurance if the insured dies while this rider is in force, all due premium payments have been made, and the death of the insured was not caused by suicide while sane or self-destruction while insane within two years from the contract date of this rider. The paid-up benefit amount will be the amount of benefit in force at the time of the insured's death. The paid-up term insurance will expire on each child at the earlier of:

*        the contract anniversary on which the child's age is 25; or
*        the contract anniversary on which the insured's age would have been 65.

Beneficiary The beneficiary is called the "payee". The death proceeds of this rider are paid to the payee. Unless changed by the owner, the payee is the owner, if living. If the owner is deceased, the payee is the insured, if living, or the children who are living after the death of the insured. The payee for the benefits of this rider need not be the same as for the other benefits of the contract.


Conversion Privilege While this rider is in force, you may buy a new contract on the life of each child insured under this rider when the rider expires, or a child may buy a new contract on their own life when their coverage expires on the contract anniversary on which the child's age is 25.

To get a new contract on a child, you must provide us with a written application and pay the required premium for the new contract within 31 days from the date the child's benefit expires. The new contract will start on the first day past the date the death benefit on the child expires. This date is called the "new contract date". The premiums due on the new contract will be based on the child's age and sex on the new contract date, the same risk characteristics as this rider, and the rates in effect for the new contract at that time. The new contract must:

*        have cash values;
* be available on the new contract date for the amount chosen and for the same risk characteristics as this rider;
* have a death benefit not exceeding $5,000 for each $1,000 of death benefit expiring on the child; and
*        have a death benefit at least as large as the minimum we establish.

The new contract will be the same as other like contracts also starting on the new contract date except that the provisions on incontestability and suicide exclusion will be measured from the contract date of this rider, and the rating class for each child on the new contract will have the same risk characteristics as this rider.

We will not ask for proof that a child is insurable for the death benefit of the new contract. If an additional benefit is requested, it will not start until we give our approval. If the child is not insurable for the additional benefits, we will start a new contract without the additional benefits.

While this rider is in force, we will pay a death benefit equal to the amount we would have paid under this rider if a child dies within 31 days from the date the child's benefit expires, and the child has not used this conversion privilege.

Reinstatement We will reinstate this rider if it has stopped and you meet the requirements of the reinstatement provision of the contract and give us due proof that all children insured under this rider are still insurable.

Misstatement of Age or Sex If the age or sex of the insured or any insured child has been misstated, the benefit will be adjusted to take into account the insured's correct age and sex. The child's insurance will then expire on the earlier of the contract anniversary on which the child's correct age is 25, or on which the insured's correct age is 65.

Incontestability We may not contest this benefit on a child after it has been in force during the lifetime of the insured for two years from its contract date, except for payments due but not made.

Suicide Exclusion If the insured dies by suicide while sane or self-destruction while insane within two years from the contract date of this rider, each child may choose to buy a new contract on their own life. The death benefit of each new contract will be equal to the death benefit expiring on each child's life. The provisions of and premiums for each new contract will be the same as those described in the conversion privilege provision of this rider. The new contract date will be the date each application is signed.

Each child choosing to buy a new contract must write to us within 60 days of the date of the insured's death. If no one writes to us within 60 days after the insured's death, we will only pay a refund of the premiums made for this rider and this rider will terminate on the date of the insured's death.



/s/Michael J. Velotta                               /s/Louis G. Lower, II
   Michael J. Velotta                                  Louis G. Lower, II
   Secretary                                           Chief Executive Officer